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AMERICAN ITALIAN PASTA COMPANY                                           |NEWS
                                                                         |RELEASE

Contact:

Paul Geist
Vice President & Corporate Controller
816-584-5611

For Immediate Release

                 AMERICAN ITALIAN PASTA COMPANY PROVIDES CERTAIN
                       REVENUE AND LIQUIDITY INFORMATION;
                          ANNOUNCES RESIGNATION OF CFO;
                          UPDATES RESTATEMENT TIMETABLE

KANSAS CITY,  MO, August 14, 2006 - American  Italian Pasta Company  (NYSE:PLB),
the largest producer and marketer of dry pasta in North America,  today provided certain revenue and liquidity  information and commented on industry-wide trends in the durum wheat commodity  market.  The company also provided  updates on its restatement  process and announced the  resignation of chief  financial  officer
George D. Shadid, who has accepted a position with another company.

REVENUE INFORMATION

Total  revenues  were $92.7  million in the third fiscal  quarter ended June 30,
2006, increasing 2.8% from $90.2 million in the comparable fiscal quarter in the
2005 fiscal year.  Overall volume increased 1.5% during the quarterly period, as compared to the previous fiscal year's quarter.  On a year-to-date  basis, total revenues were $289.7  million,  increasing  0.1% from $289.4 million and overall volume  decreased 0.6%.  Significant  components of revenue  performance for the third quarter of fiscal year 2006 and on a year-to- date basis include:

     Retail revenues:  The Company's retail revenues  increased by $5.4 million, or 8.4%, as compared to the same quarterly  period in the 2005 fiscal year.
     Retail volume  increased  during the fiscal  quarter by 9.8% as compared to the prior fiscal year quarter.  The Company's retail revenues  increased by
     $4.2 million, or 2.0%, as compared to the prior fiscal year-to-date period.
     Retail volume increased 2.6%, as compared to the prior fiscal  year-to-date period.

     Institutional  revenues: The Company's  institutional revenues decreased by
     $2.9 million,  or 11.2%,  as compared to the same  quarterly  period in the
     2005 fiscal

     year.  Institutional volume declined during the fiscal quarter by 13.8%, as compared to the prior  fiscal year  quarter.  The  Company's  institutional revenues  decreased by $3.9  million,  or 5.3%,  and  institutional  volume decreased 7.1%, as compared to the prior fiscal year-to-date period.

The  Company  noted  that all  historical  revenue  amounts  outlined  above are unaudited  and  are  subject  to  adjustments  resulting  from  the  continuing, previously announced Audit Committee investigation.

LIQUIDITY

Total debt  outstanding on June 30, 2006 was $266.8 million.  Total debt, net of cash,  was $255.3  million at June 30,  2006,  compared to $267.5  million as of
September 30, 2005.

For the  nine-month  period ended June 30, 2006,  the  Company's  cash  outflows included the following items of  significance:  interest costs of $17.0 million;
capital  expenditures  of $ 7.1  million;  professional  fees  of  $5.8  million relating  to the  audit  committee  investigation,  shareholder  litigation  and related  matters;  management  consulting  fees  of $  6.1  million;  and  costs associated with the Company's debt  refinancing and bank waiver of $7.3 million.
During  this  period  when such  expenditures  were  incurred,  the  Company had sufficient cash  generation and liquidity to meet its obligations  and, as noted
above, reduce its net debt position by $12.2 million.

As of August 11,  2006,  the  Company  had total  liquidity  resources  of $40.1 million, consisting of cash on hand of $11.6 million and $28.5 million available under the Company's $30.0 million revolving credit facility.

Total debt  outstanding  on August 11, 2006 was $262.3  million,  reflecting net reduction of $4.5 million from June 30, 2006,  and total debt,  net of cash, was
$250.7  million.  The Company has  recently  completed  the  divestments  of the
Kenosha,  Wis. facility and the Company's specialty pasta brands. The closing of these  transactions  (which  include  the  sale of  certain  plant  assets,  the specialty brands and the related  inventory)  resulted in the Company generating net cash proceeds (sales price less costs of disposition) of approximately  $7.7 million,  of which $4.5 million was utilized to reduce the Company's  borrowings under its credit facility.

DURUM WHEAT MARKET OUTLOOK

The Company noted that the current  market  outlook for durum wheat,  which is a significant  component  of its overall  production  costs,  has been  negatively impacted by recent extreme weather  conditions during July and August leading up to the current crop harvest.  In addition,  the market outlook has been impacted by reduced crop  plantings  during the current  crop cycle.  The supply of durum wheat and overall crop yields are escalating durum prices for the industry.  The
Company  will be seeking to offset  some of this cost  inflation  through  price increases, however, the potential impact on margins and earnings is difficult to predict and dependent on, among other things, the competitive environment.

RESIGNATION OF CHIEF FINANCIAL OFFICER

Mr.  Shadid,  who joined AIPC as a consultant  in June of 2004 and was appointed
CFO in  September  of that year,  has  decided to leave the  company to accept a position with a privately-held company in the Kansas City area. He will continue with AIPC through September 1, 2006.

Paul  Geist,  vice  president  and  corporate  controller,  has  been  appointed principal  accounting officer.  He and Jeff Johnson,  vice president of finance, will report to chief executive officer Jim Fogarty.

Mr.  Fogarty  commented:  "We thank George for his service as AIPC has worked to chart a positive  course  forward  and wish him well in his new  endeavors.  Our audit committee  investigation into the company's historic financial  statements is in a late  stage.  We have a  talented  team in  place  to  ensure  a  smooth transition in our finance  function and to continue our work on the  restatement process.  In  addition,  as we continue to make good  progress  executing on our business  plan, a search for a permanent  CEO is underway and the timing of this transition  should,  importantly,  allow the company's new CEO to participate in the  selection  of a new CFO.  The AIPC team and I  continue  to be hard at work implementing  our key business  initiatives  and  preparing  the company for the future."

"American Italian Pasta Company has achieved a number of important milestones in the face of  significant  challenges,"  said  Mr.  Shadid.  "AIPC  has a team of dedicated  and  talented  employees  and I wish the company  much success in the future."

RESTATEMENT UPDATE

The  Company  noted  that it did not  file its Form  10-Q for the  third  fiscal quarter  ended June 30,  2006 on the due date of August 9, 2006.  As  previously disclosed,  the  Company  has also not  filed  its Form  10-Qs for the first and second fiscal quarters of fiscal 2006 and for the third fiscal quarter of fiscal
2005, as well as its Form 10-K for the fiscal year ended September 30, 2005.

The Audit Committee  investigation is in a late stage. The Company and the Audit
Committee  advisors  continue to review several  issues.  The Company  currently plans to complete its restatement  and re-filing of financial  statements by the end of December 2006 and expects to be current in its delinquent  filings by the end of the first calendar quarter of 2007.

Founded  in 1988 and based in Kansas  City,  Missouri,  American  Italian  Pasta
Company is the largest producer and marketer of dry pasta in North America.  The
Company  has four  plants  that are  located  in  Excelsior  Springs,  Missouri;
Columbia, South Carolina; Tolleson, Arizona and Verolanuova,  Italy. The Company
has approximately 600 employees located in the United States and Italy.

When used in this release,  the words "anticipate,"  "believe,"  "estimate," and
"expect"  and similar  expressions  are  intended  to  identify  forward-looking statements, but are not the exclusive means of identifying these statements. The statements by the Company  regarding the expected  revenues for the third fiscal quarter of fiscal  year 2006 and the

durum wheat outlook are  forward-looking.  Actual future results or events could differ materially from those anticipated by such forward-looking statements. The differences could be caused by a number of factors,  including,  but not limited to, the  completion  and  findings  of the Audit  Committee  investigation,  the
Company's  review of its  financial  statements,  a review  and/or  audit of the
Company's financial  statements by its independent  registered public accounting firm,  the  SEC  staff  review,  the  conclusions  reached  regarding  financial reporting,  and the overall durum wheat market and harvest. The Company will not update any  forward-looking  statements in this press release to reflect  future events.

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